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                                                                    Exhibit 15.1


                        [Letterhead of Arthur Andersen LLP]


February 6, 2001


FedEx Corporation:
942 South Shady Grove Road
Memphis, Tennessee 38120



We are aware that FedEx Corporation has incorporated by reference in this Form S-8 Registration Statement its Form 10-Qs for the quarters ended August 31, 2000 and November 30, 2000, which include our reports dated September 18, 2000, and December 19, 2000, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of this Registration Statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

/s/ Arthur Andersen LLP